UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):		January 9, 2006

Programmer's Paradise, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26408	13-3136104
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1157 Shrewsbury Avenue, Shrewsbury, New Jersey	07702
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(732) 389-8950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

In conjunction with the appointment of Simon F. Nynens as the President and Chief Executive Officer of Programmer's Paradise, Inc., a Delaware corporation (the "Company"), as disclosed below under Item 5.02, the Company has entered into an Employment Agreement with Mr. Nynens, dated as of January 12, 2006 (the "Nynens Employment Agreement"), for an initial term until June 30, 2007, and thereafter automatically renewed for twelve month periods. Under the Nynens Employment Agreement, Mr. Nynens will receive an annual salary of $250,000. In addition, Mr. Nynens will be eligible to earn an annual bonus pursuant to a bonus plan to be adopted by the Board of Directors of the Company (the "Board"). Additionally, should the stockholders of the Company approve a new long-term incentive plan consisting of stock options, restricted stock and/or other equity-based compensation (a "LTIP"), Mr. Nynens will be eligible to participate in the LTIP based upon and consistent with the Company's customary level of participation for a President and Chief Executive Officer, according to a specific program to be developed. Such level of Mr. Nynens' participation will be at least equal to options on 200,000 shares or some equivalent. If a LTIP is approved and there is a price increase of the common stock of the Company prior to the grant of such options under the LTIP, Mr. Nynens will be entitled to a performance bonus equal to the increase (if any) in the closing share price from January 12, 2006 to the date of the grant of the options multiplied by 200,000. If there shall be a change of control in the Company prior to the grant of such options under the LTIP, Mr. Nynens will be entitled to a bonus equal to the increase in the closing share price from January 12, 2006 to the date of the change of control multiplied by 200,000. In the event that Mr. Nynens' employment with the Company is terminated without cause, he will be entitled to the equivalent of twelve months of his base salary.

In connection with the resignation of William H. Willett as the President and Chief Executive Officer of the Company, as disclosed below under Item 5.02, the Company has entered into a Consultation Agreement with Mr. Willett, dated as of January 12, 2006 (the "Consulting Agreement"). Under the terms of the Consulting Agreement, Mr. Willett will remain as Chairman of the Board until the 2006 Annual Meeting of Shareholders. Mr. Willett's termination of employment will be treated as a voluntary termination under the Employment Agreement between Mr. Willett and the Company, dated July 15, 2002 (the "Willett Employment Agreement"). The Willett Employment Agreement is amended such that only the non-competition provisions will survive and be extended for a period of time equal to that of the Consulting Agreement. Mr. Willett will provide consulting services to the Company for a one-year period beginning in July 2006. The total compensation to Mr. Willett for these consulting services will be $225,000, and Mr. Willett will be obligated to perform up to 200 hours of service to assist the Chief Executive Officer of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 9, 2006, Mr. Willett has resigned as the President and Chief Executive Officer of the Company. Mr. Willett will remain as Chairman of the Board until the 2006 Annual Meeting of Shareholders.

Also on January 9, 2006, the Company announced that Mr. Nynens has been named President and Chief Executive Officer and Kevin Scull has been named Vice President and Chief Accounting Officer. The Company also announced that Mr. Nynens was elected unanimously to the Board, effective January 9, 2006, at a meeting of the Board held on January 6, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Nynens, 34, has served as Executive Vice President and Chief Financial Officer of the Company since June 2004. Prior to that, he has served as Vice-President and Chief Financial Officer of the Company from January 2002 through June 2004. Between February 2001 and January 2002, he served as Vice President of the Company. Prior to that, Mr. Nynens served as the Vice-President and Chief Operating Officer of the Company's European operations from November 2000 through January 2001, and prior to that, he was European Controller and Corporate Controller of the Company. No arrangement or understanding exists between Mr. Nynens and any other person or persons pursuant to which he was elected as a director. There are no transactions to which the Company is a party and in which Mr. Nynens or any member of his immediate family had an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Reference is made to Item 1.01 of this report for information regarding Mr. Nynens' compensation arrangements pursuant his appointment as reported under this Item 5.02.

Mr. Scull, 39, has served as Corporate Controller of the Company since January 2003. Prior to joining the Company, Mr. Scull worked for Niksun Inc. as Accounting Manager since January 2001 and prior to that he worked for Telcordia Inc. since December 2000 as Manager of Accounting Policies. He is a certified Public Accountant in New Jersey. There are no transactions to which the Company is a party and in which Mr. Scull or any member of his immediate family had an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.
	(d)	Exhibits.
		99.1	Press Release dated January 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRAMMER'S PARADISE, INC.

Dated:	January 13, 2006	By:	/s/ Simon F. Nynens
Simon F. Nynens
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press Release dated January 9, 2005.